Exhibit 99.2
Erie Indemnity Company
Consolidated Statements of Operations
(dollars in thousands, except per share data)

	Three months ended September 30,		Nine months ended September 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Operating revenue
Management fee revenue - policy issuance and renewal services	$846,980	$825,275	$2,496,258	$2,404,177
Management fee revenue - administrative services	19,720	18,831	58,814	54,772
Administrative services reimbursement revenue	197,562	215,694	599,212	638,611
Service agreement revenue	5,655	6,939	17,340	18,675
Total operating revenue	1,069,917	1,066,739	3,171,624	3,116,235

Operating expenses
Cost of operations - policy issuance and renewal services	664,973	642,124	1,994,120	1,918,154
Cost of operations - administrative services	197,562	215,694	599,212	638,611
Total operating expenses	862,535	857,818	2,593,332	2,556,765
Operating income	207,382	208,921	578,292	559,470

Investment income
Net investment income	25,399	21,033	71,546	61,011
Net realized and unrealized investment (losses) gains	(5,450)	1,331	(5,658)	2,312
Net impairment losses recognized in earnings	(72)	(810)	(1,339)	(2,633)
Total investment income	19,877	21,554	64,549	60,690

Other income	5,496	2,286	8,317	8,094
Income before income taxes	232,755	232,761	651,158	628,254
Income tax expense	50,766	49,908	138,401	132,299
Net income	$181,989	$182,853	$512,757	$495,955

Net income per share
Class A common stock – basic	$3.91	$3.93	$11.01	$10.65
Class A common stock – diluted	$3.48	$3.50	$9.80	$9.48
Class B common stock – basic	$586	$589	$1,652	$1,597
Class B common stock – diluted	$586	$589	$1,651	$1,597

Weighted average shares outstanding – Basic
Class A common stock	46,189,049	46,189,068	46,188,978	46,189,012
Class B common stock	2,542	2,542	2,542	2,542

Weighted average shares outstanding – Diluted
Class A common stock	52,300,931	52,305,599	52,299,936	52,304,797
Class B common stock	2,542	2,542	2,542	2,542

Dividends declared per share
Class A common stock	$1.4625	$1.365	$4.3875	$4.095
Class B common stock	$219.375	$204.75	$658.125	$614.25

Erie Indemnity Company
Consolidated Statements of Financial Position
(in thousands)

	September 30, 2026	December 31, 2025
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents (includes restricted cash of $39,764 and $30,189, respectively)	$362,688	$345,874
Available-for-sale securities	60,913	33,902
Available-for-sale securities lent	0	3,436
Receivables from Erie Insurance Exchange and affiliates, net	781,239	735,589
Prepaid expenses and other current assets, net	93,190	66,061
Accrued investment income	14,853	14,311
Total current assets	1,312,883	1,199,173

Available-for-sale securities, net	1,308,211	1,286,566
Equity securities	152,674	70,624
Available-for-sale and equity securities lent	56,373	61,063
Fixed assets, net	594,183	571,476
Agent loans, net	99,708	93,953
Defined benefit pension plan	87,575	24,137
Other assets, net	50,889	48,489
Total assets	$3,662,496	$3,355,481

Liabilities and shareholders' equity
Current liabilities:
Commissions payable	$452,559	$425,320
Agent incentive compensation	161,335	132,560
Accounts payable and accrued liabilities	207,405	200,701
Dividends payable	68,109	68,109
Contract liability	49,049	47,561
Deferred executive compensation	12,450	9,400
Securities lending payable	54,307	61,936
Total current liabilities	1,005,214	945,587

Defined benefit pension plan	35,382	33,410
Contract liability	23,307	23,274
Deferred executive compensation	19,874	22,050
Deferred income taxes, net	11,172	24,788
Other long-term liabilities	14,837	22,998
Total liabilities	1,109,786	1,072,107

Shareholders’ equity	2,552,710	2,283,374
Total liabilities and shareholders’ equity	$3,662,496	$3,355,481
2